EXHIBIT 99.1
Retail Ventures, Inc. Reports Fourth Quarter and Year End Operating Results
Columbus, Ohio, April 12, 2006 /PRNewswire/ — Retail Ventures, Inc. (NYSE: RVI) today announced its consolidated financial results for the fourth quarter ended January 28, 2006.
Quarter Ended January 28, 2006, compared to the previous year’s Quarter Ended January 29, 2005:
•	Net sales for the thirteen-week period ended January 28, 2006 increased $58.6 million to $820.5 million from $761.9 million for the quarter ended January 29, 2005, a 7.7% increase over the prior year’s thirteen-week period. The Company’s comparable store sales for the thirteen-week period increased 4.1% when compared to the same period last year.
•	The net loss for the quarter was $40.7 million, or $1.03 per share on a diluted basis, compared to net loss of $16.9 million, or $0.50 per share on a diluted basis last year. Included in net loss for the quarter was $43.2 million of non-cash expense representing the change in fair value of warrants.
Fiscal Year Ended January 28, 2006, compared to the Fiscal Year Ended January 29, 2005:
•	Net sales for the fiscal year ended January 28, 2006 were $2.91 billion compared to $2.74 billion for the fiscal year ended January 29, 2005. Total sales increased $173.7 million, or 6.3% compared to the corresponding period last year. The Company’s same store sales increased 0.5% for the fiscal year.
•	Net loss for the year ended January 28, 2006 was $113.5 million, or $2.94 per share on a diluted basis, compared to a net loss of $19.4 million, or $0.57 per share on a diluted basis for the prior year. Included in net loss for the year was $74.3 million of non-cash expense representing the change in fair value of warrants.
Retail Ventures, Inc. is a leading off-price retailer operating, as of January 28, 2006, 113 Value City Department Stores in the Midwest, mid-Atlantic and southeastern U.S., 27 Filene’s Basement Stores in the Northeast and 199 better-branded DSW Shoe Warehouse Stores in major metropolitan areas throughout the country. DSW also supplies shoes, under supply arrangements, to 213 locations for other non-related retailers in the United States.
Webcast
To hear the Company’s live fourth quarter earnings conference call, log on to www.retailventuresinc.com at 8:00 a.m. ET on Thursday, April 13, 2006. The telephone rebroadcast can be heard by dialing 1-866-206-0173 with the pin number 170863#.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the Company’s latest quarterly or annual report, as filed with the SEC. These risk factors include, but are not limited to: decline in demand for our merchandise, our ability to achieve our business plans, expected cash flow from operations, vendors and their factor relations, flow of merchandise, compliance with our credit agreements, our ability to strengthen our liquidity and increase our credit availability, the availability of desirable store locations on suitable terms, changes in consumer spending patterns, marketing strategies, consumer preferences and overall economic conditions, the impact of competition and pricing, changes in weather patterns, seasonality of operations, changes in fuel and energy costs, changes in existing or potential duties, tariffs or quotas, paper and printing costs, the ability to hire and train associates and development of management information systems. Management undertakes no obligation to revise these forward-looking statements included in this press release to reflect any future events or circumstances.
SOURCE: Retail Ventures, Inc.
Contact: Jim McGrady, Chief Financial Officer — (614) 478-2208

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	January 28,	January 29,
	2006	2005
ASSETS
Cash and equivalents	$138,731	$29,258
Accounts receivable, net	19,259	7,455
Receivables from related parties	437	501
Inventories	491,867	473,051
Prepaid expenses and other assets	26,814	21,112
Deferred income taxes	66,581	62,355

Total current assets	743,689	593,732

Property and equipment, net	269,126	280,454
Goodwill	25,899	25,899
Tradenames and other intangibles, net	39,217	43,460
Other assets and deferred income taxes	8,643	32,881

Total Assets	$1,086,574	$976,426

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$221,444	$202,578
Accounts payable to related parties	4,901	5,428
Accrued expenses	161,357	151,547
Warrant liability	91,679
Current maturities of long-term obligations	623	611

Total current liabilities	480,004	360,164

Long-term obligations, net of current maturities	165,995	343,375
Other noncurrent liabilities and deferred income taxes	132,909	87,710
Minority interest	112,396
Shareholders’ equity	195,270	185,177

Total Liabilities and Shareholders’ Equity	$1,086,574	$976,426

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 28,	January 29,	January 28,	January 29,
	2006	2005	2006	2005
Net sales	$820,491	$761,939	$2,913,371	$2,739,631
Cost of sales	522,727	484,484	1,804,139	1,663,215

Gross profit	297,764	277,455	1,109,232	1,076,416
Selling, general and administrative expenses	275,622	298,213	1,110,950	1,076,445
Change in fair value of warrants	(43,207)		(74,277)
License fees and other operating income	1,832	1,641	8,936	6,714

Operating (loss) profit	(19,233)	(19,117)	(67,059)	6,685
Interest expense, net	2,887	9,314	26,201	38,561

Loss before (provision) benefit for income taxes and minority interest	(22,120)	(28,431)	(93,260)	(31,876)
(Provision) benefit for income taxes	(14,869)	11,517	(13,224)	12,428

Loss before minority interest	(36,989)	(16,914)	(106,484)	(19,448)
Minority Interest	(3,703)		(7,002)

Net loss	$(40,692)	$(16,914)	$(113,486)	$(19,448)

Shares used in per share calculations:
Basic	39,664	34,084	38,586	33,956
Diluted	39,664	34,084	38,586	33,956

Basic loss per share	$(1.03)	$(0.50)	$(2.94)	$(0.57)

Diluted loss per share	$(1.03)	$(0.50)	$(2.94)	$(0.57)

Same store sales: **
Value City Department Stores	0.1%	(4.8)%	(3.2)%	(4.9)%
DSW Shoe Warehouse	11.3	5.8	5.4	5.0
Filene’s Basement	7.8	0.5	3.5	4.7

Total	4.1%	(1.7)%	0.5%	(1.0)%

Store count at end of period:
Value City Department Stores			113	116
DSW Shoe Warehouse			199	172
Filene’s Basement			27	26

Total			339	314

**	Business segments were realigned at the beginning of fiscal 2005 to reflect how the Company establishes strategic goals and manages its business. The realignment resulted in the Filene’s Basement shoe business being included within the DSW segment. The fiscal 2004 presentation has been retroactively adjusted to conform to this realignment.
SOURCE: Retail Ventures, Inc.